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                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

         This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: December 28, 2000            HOTEL RESERVATIONS NETWORK, INC.


                                    By: /s/ Gregory S. Porter
                                       --------------------------------
                                       Gregory S. Porter,
                                       General Counsel and
                                       Secretary


                                    USA NETWORKS, INC.


                                    By: /s/ William J. Severance
                                       -----------------------------------------
                                       William J. Severance, Vice President and
                                       Controller